Exhibit 99.1

For Further Information: John P. Jordan Executive Vice President & CFO 203.740.5671 jjordan@photronics.com

Photronics Reports First Quarter Fiscal 2023 Results

BROOKFIELD, Conn. February 20, 2023 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal first quarter 2023 ended January 29, 2023.
“We made a great start to 2023 and grew revenue sequentially, as both IC and FPD high-end businesses improved due to ongoing design-driven demand,” said Frank Lee, chief executive officer. “IC growth was driven by high-end demand from Asian foundries; FPD benefited from increased G10.5+ demand and continued strength in mobile displays.
“Profit margins were somewhat softer than the previous quarter primarily due to less favorable mix and somewhat lower customer premiums to accelerate delivery. Operating cash generation continued strong, which enables us to continue investing in organic growth and maintain a strong balance sheet to support our strategy and help navigate economic uncertainty. I am proud of the performance of the entire Photronics team.”
First Quarter 2023 Results

•	Revenue was $211.1 million up 0.4% sequentially and 11% year-over-year
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GAAP net income attributable to Photronics, Inc. shareholders was $14.0 million ($0.23 per diluted share), compared with $37.1 million ($0.60 per diluted share) in the fourth quarter of 2022 and $23.1 million ($0.38 per diluted share) in the first quarter 2022

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Non-GAAP net income attributable to Photronics, Inc. shareholders was $24.4 million ($0.40 per diluted share), compared with $31.2 million ($0.51 per diluted share) in the fourth quarter of 2022 and $19.2 million ($0.32 per diluted share) in the first quarter 2022

•	IC revenue was $156.6 million, up 0.2% sequentially and 21% year-over-year
•	FPD revenue was $54.5 million, up 1% sequentially and 9% less than same quarter last year
•	Cash generated from operating activities was $28 million, and cash invested in growth through capital expenditures was $31 million

Second Quarter 2023 Guidance
For the second quarter of 2023, Photronics expects revenue to be between $205 million and $215 million and net income attributable to Photronics, Inc. shareholders to be between $0.38 and $0.48 per diluted share.
Webcast
A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, February 22, 2023.  The call will be broadcast live and on-demand on the Events and Presentations link on the Photronics website. Analysts and investors who wish to participate in the Q&A portion of the call should click here. It is suggested that participants register fifteen minutes prior to the call's scheduled start time.
About Photronics
Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years.  As of October 31, 2022, the company had 1,828 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.photronics.com/riskfactors.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.
Non-GAAP Financial Measures
Non-GAAP Net Income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, Free Cash Flow, LTM Free Cash Flow, and Net Cash are "non-GAAP financial measures" as such term is defined by the Securities and Exchange Commission, and may differ from similarly named non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc. financial results under GAAP to non-GAAP financial information. We believe these non-GAAP financial measures that exclude certain items are useful for analysts and investors to evaluate our future on-going performance because they enable a more meaningful comparison of our projected performance with our historical results. These non-GAAP metrics are not intended to represent funds available for our discretionary use and are not intended to represent, or be used as a substitute for, gross profit, operating income, net income, cash and cash equivalents, or cash flows from operations, as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated balance sheets and statement of cash flows and must be considered in performing a comprehensive assessment of overall financial performance. Please refer to the non-GAAP reconciliations on the following page.